EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Sports Club Company, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-26421) on Form S-8 and (No. 333-38459) on Form S-3 of The Sports Club Company, Inc. of our report dated May 24, 2004, except as to Notes 2 and 5 which are as of September 27, 2005, relating to the consolidated balance sheets of The Sports Club Company, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of The Sports Club Company, Inc.
Our report includes an explanatory paragraph that states that he Company has suffered recurring net losses, has a working capital deficiency, and has negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to a change in the method of accounting for goodwill and other intangible assets as of January 1, 2002.
/s/ KPMG LLP
Los Angeles, California
September 30, 2005